Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Media:	Marie Remboulis – 248/354-9809
Investors:	Janet Halpin – 248/354-8847

Federal-Mogul Reports Third Quarter 2004 Results

Southfield, Michigan, October 22, 2004…Federal-Mogul Corporation (OTC Bulletin Board: FDMLQ) today reported its financial results for the three and nine months ended September 30, 2004.

Financial Summary (in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Net sales	$1,511	$1,338	$4,641	$4,133
Gross margin	280	251	896	818
Earnings (loss) from continuing operations, before income taxes	(4)	(14)	7	(14)

Federal-Mogul reported net sales of $1,511 million and $4,641 million for the three and nine month periods ended September 30, 2004 representing an increase of 13% and 12% respectively, over comparable periods of 2003. These increases were driven by favorable foreign currency, new business and increased volumes.

Gross margin increased by $29 million, or 12%, and $78 million, or 10%, during the three and nine month periods ended September 30, 2004, respectively, as compared to the same periods in 2003. Although increased sales volumes favorably impacted gross margins, period to period margins as a percentage of sales decreased as a result of raw material cost inflation and customer price reductions.

Earnings (loss) from continuing operations before income taxes improved by $10 million and $21 million during the three and nine month periods ended September 30, 2004, respectively, as compared to the same periods in 2003. Earnings (loss) from continuing operations before income tax expense benefited from the margin impact of increased volumes during 2004, while asset impairments of $13 million and $36 million recorded during these periods partially offset this impact. Additionally, Chapter 11 and Administration related reorganization expenses decreased during the third quarter of 2004 as a result of a favorable settlement of an outstanding bankruptcy claim.

“New business and increased sales volumes highlighted our financial results during the third quarter. However, difficult market conditions including increased cost of steel and other commodities and ongoing customer pricing challenges continue to pressure our financial results,” said Steve Miller, Chairman of the Board and Interim Chief Executive Officer.

Financial Results for the Three Months Ended September 30, 2004

Federal-Mogul reported third quarter 2004 net sales of $1,511 million, an increase of $173 million or 13% when compared to net sales of $1,338 million for the same period in 2003. New business and increased volumes in OE and Aftermarket sectors accounted for $134 million of the year-over-year sales increase. Net sales also benefited from $54 million of favorable foreign currency during this period. Customer pricing partially offset these favorable factors.

Gross margin increased $29 million or 12% during the third quarter of 2004, as compared with the third quarter of 2003. New business and increased volumes contributed $49 million to the gross margin increase and foreign currency added $7 million. Gross margin decreased as a percentage of sales as the impact of raw material cost inflation and customer price reductions exceeded productivity improvements from the Company’s ongoing cost reduction and restructuring activities.

The Company reported a loss from continuing operations before income taxes of $4 million during the third quarter of 2004, compared with a loss from continuing operations before income taxes of $14 million for the same period in 2003. This improvement is partially attributable to the gross margin increase related to higher volumes experienced during the third quarter of 2004. Additionally, the Company reached a favorable settlement of an outstanding bankruptcy claim resulting in a $19 million decrease in Chapter 11 and Administration related reorganization expenses for the quarter ended September 30, 2004. These factors were partially offset by $13 million of asset impairments primarily related to the announced closure of one of the Company’s U.S. Powertrain manufacturing operations. Selling, general and administrative costs decreased slightly as a percentage of sales, despite unfavorable foreign currency of $9 million during the period.

Cash from operating activities was adversely impacted by increased working capital in the period primarily attributable to increased sales volumes.

Financial Results for the Nine Months Ended September 30, 2004

Net sales increased $508 million or 12% to $4,641 for the nine months ended September 30, 2004 as compared to $4,133 million for the same period in 2003. The increase in net sales was driven by $396 million of new business and increased volumes across OE and Aftermarket sectors. Favorable foreign currency of $196 million was partially offset by customer price reductions and the adverse impact on Aftermarket sales for products serviced by the Company’s Smithville, TN distribution center that was destroyed by fire in March 2004.

Gross margin for the nine month period ended September 30, 2004 increased by $78 million or 10% as compared to the same period in 2003. New business and increased OE and Aftermarket sales volumes of $143 million and favorable foreign currency of $31 million were partially offset by customer price reductions and increased raw material costs.

Earnings (loss) from continuing operations before income taxes increased by $21 million during the nine month period ended September 30, 2004 as compared with the same period in 2003. The improvement is attributable to the increased gross margin associated with higher sales volumes and the bankruptcy claim settlement recognized in the third quarter of 2004, offset by asset impairments. Selling, general and administrative costs decreased as a percentage of sales, despite unfavorable foreign currency of $29 million.

The Company has generated positive cash from operating activities during the nine months ended September 30, 2004, providing $260 million for the year to date period.

About Federal-Mogul

Federal-Mogul is a global supplier of automotive components, sub-systems, modules and systems serving the world’s original equipment manufacturers and the aftermarket. The company utilizes its engineering and materials expertise, proprietary technology, manufacturing skill, distribution flexibility and marketing power to deliver products, brands and services of value to its customers. Federal-Mogul is focused on the globalization of its teams, products and processes to bring greater opportunities for its customers and employees, and value to its constituents.

Headquartered in Southfield, Michigan, Federal-Mogul was founded in Detroit in 1899 and today employs approximately 45,000 people and conducts operations in 31 countries. On October 1, 2001, Federal-Mogul decided to separate its asbestos liabilities from its true operating potential by voluntarily filing for financial restructuring under Chapter 11 of the Bankruptcy Code in the United States and Administration in the United Kingdom. For more information on Federal-Mogul, visit the company’s Web site at http://www.federal-mogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the results of the Chapter 11 and Administration proceedings, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

FEDERAL - MOGUL CORPORATION

STATEMENTS OF OPERATIONS

(Millions of Dollars, Except Per Share Data)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Net sales	$1,511.1	$1,337.6	$4,640.6	$4,133.1
Cost of products sold	1,231.0	1,087.0	3,745.1	3,315.5

Gross margin	280.1	250.6	895.5	817.6

Selling, general and administrative expenses	235.5	211.8	713.5	664.9
Adjustment of long-lived assets to fair value	12.9	0.9	36.0	4.5
Interest expense, net	23.2	23.1	73.1	74.4
Chapter 11 and Administration reorganization expenses	6.4	25.7	66.8	85.4
Equity earnings of unconsolidated affiliates	(8.2)	(6.3)	(28.4)	(20.7)
Other expense, net	13.9	9.7	27.9	22.7

Earnings (loss) from continuing operations before income taxes	(3.6)	(14.3)	6.6	(13.6)

Income tax expense	30.6	12.7	70.2	51.2

Loss from continuing operations	(34.2)	(27.0)	(63.6)	(64.8)

Loss from discontinued operations, net of income taxes	—	(2.5)	—	(4.0)

Net loss	$(34.2)	$(29.5)	$(63.6)	$(68.8)

Basic and diluted loss per common share:

Loss from continuing operations	$(0.39)	$(0.31)	$(0.73)	$(0.74)
Loss from discontinued operations, net of income taxes	—	(0.03)	—	(0.05)

Net loss per common share	$(0.39)	$(0.34)	$(0.73)	$(0.79)

Weighted average shares outstanding	87.1	87.1	87.1	87.1

FEDERAL - MOGUL CORPORATION

BALANCE SHEETS

(Millions of Dollars)

	(Unaudited) September 30 2004	December 31 2003
Current assets
Cash and equivalents	$597.6	$472.4
Accounts receivable, net	1,083.5	976.5
Inventories, net	927.8	834.4
Prepaid expenses and other current assets	239.2	257.5

Total current assets	2,848.1	2,540.8

Property, plant and equipment, net	2,277.9	2,404.8
Goodwill and indefinite-lived intangible assets	1,518.7	1,517.1
Definite-lived intangible assets, net	336.8	348.0
Asbestos-related insurance recoverable	815.7	806.1
Prepaid pension costs	270.1	309.2
Other noncurrent assets	197.9	190.7

	$8,265.2	$8,116.7

Current liabilities
Short-term debt, including current portion of long-term debt	$377.2	$14.8
Accounts payable	410.5	332.3
Accrued liabilities	521.5	486.6
Other current liabilities	188.3	185.1

Total current liabilities	1,497.5	1,018.8

Liabilities subject to compromise	6,092.8	6,087.8

Long-term debt	10.8	331.2
Postemployment benefits	1,737.3	1,716.6
Deferred income taxes	87.1	70.4
Other accrued liabilities	235.1	214.4
Minority interest in consolidated affiliates	36.1	54.4

Shareholders’ deficit
Series C ESOP preferred stock	28.0	28.0
Common stock	435.6	435.6
Additional paid-in capital	2,061.0	2,060.5
Accumulated deficit	(2,997.0)	(2,933.4)
Accumulated other comprehensive loss	(959.1)	(967.6)

Total shareholders’ deficit	(1,431.5)	(1,376.9)

	$8,265.2	$8,116.7

FEDERAL - MOGUL CORPORATION

STATEMENTS OF CASH FLOWS

(Millions of Dollars)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Cash Provided From (Used By) Operating Activities
Net loss	$(34.2)	$(29.5)	$(63.6)	$(68.8)
Adjustments to reconcile net loss to net cash provided from operating activities:
Depreciation and amortization	84.7	77.9	251.4	227.5
Adjustment of long-lived assets to fair value	12.9	0.9	36.0	4.5
Postemployment benefits, including pensions	11.0	29.4	56.8	87.0
Deferred taxes	6.9	11.2	18.8	26.0
Changes in operating assets and liabilities:
(Increase)/decrease in accounts receivable	(20.8)	7.0	(112.5)	11.7
(Increase)/decrease in inventories	(50.4)	1.0	(141.7)	19.0
Increase/(decrease) in accounts payable	(9.7)	(16.2)	78.5	(2.0)
Changes in other assets and liabilities	(21.3)	(13.5)	81.2	(42.3)
Insurance proceeds	0.5	—	55.5	—

Net cash provided from (used by) operating activities	(20.4)	68.2	260.4	262.6

Cash provided from (used by) investing activities
Expenditures for property, plant and equipment and other long-term assets	(57.9)	(74.1)	(190.0)	(214.8)
Proceeds from the sale of property, plant and equipment	—	—	13.0	6.5
Net proceeds from sale of businesses	—	2.1	—	23.6

Net cash used by investing activities	(57.9)	(72.0)	(177.0)	(184.7)

Cash provided from (used by) financing activities
Proceeds from borrowings on DIP credit facility	90.0	30.5	90.0	105.5
Principal payments on DIP credit facility	(10.0)	(10.0)	(51.7)	(110.2)
Increase/ (decrease) in short-term debt	7.9	2.2	4.4	(17.1)
Increase / (decrease) in other long-term debt	1.5	0.9	(0.2)	(2.5)

Net cash provided from (used by) financing activities	89.4	23.6	42.5	(24.3)

Effect of foreign currency exchange rate fluctuations on cash	(4.4)	1.6	(0.7)	24.1

Increase in cash and equivalents	6.7	21.4	125.2	77.7

Cash and equivalents at beginning of period	590.9	451.4	472.4	395.1

Cash and equivalents at end of period	$597.6	$472.8	$597.6	$472.8